Press Contacts: Kim Montagnino (631) 375-8779 kmontag@its.jnj.com Investor Contacts: Jessica Moore (732) 524-2955 jmoore29@its.jnj.com Johnson & Johnson Names Darius Adamczyk, Chairman and Chief Executive Officer of Honeywell, to its Board of Directors New Brunswick, NJ (February 15, 2022) – Johnson & Johnson announced today that Darius Adamczyk, Chairman and Chief Executive Officer of Honeywell, has been appointed to its Board of Directors. “I am delighted to welcome Darius to Johnson & Johnson’s Board of Directors,” said Alex Gorsky, Executive Chairman, Johnson & Johnson. “Darius is an accomplished global leader with decades of experience and a track record of growing businesses. He is also a champion of sustainability and investments in innovation to improve the lives of people around the world. Darius’s extensive knowledge of numerous business sectors will add important dimension and a unique perspective to the Johnson & Johnson Board of Directors. I am incredibly proud of the background, diversity and caliber of all our Board members and on behalf of the Board, we look forward to working with Darius as the Company continues to deliver transformational innovation, create healthier communities, and put better health within reach of more people around the world.” About Darius Adamczyk Darius Adamczyk is a visionary who brings decades of global business leadership experience and operational and regulatory expertise. Currently, Mr. Adamczyk is the Chairman and CEO of Honeywell. In this role, he has helped to bring solutions and technology to market that help to make the world safer, more productive and more sustainable, and built a culture of excellence. Before stepping into the CEO role, Mr. Adamczyk served as President and Chief

2 Operating Officer. Prior to this, Mr. Adamczyk served in multiple leadership roles across Honeywell’s business segments. Mr. Adamczyk joined Honeywell in 2008 when Metrologic, a manufacturer of laser and scanning technology, where he was Chief Executive Officer, was acquired. Mr. Adamczyk has also previously held leadership positions with Ingersoll Rand and Booz Allen Hamilton, and he began his career as an electrical engineer at General Electric. Mr. Adamczyk currently serves as the Vice Chair of the U.S.-China Business Council, as a member of the Business Roundtable Board of Directors and as a member of the Business Council and Aspen Economic Strategy Group. Mr. Adamczyk holds an MBA from Harvard University, a master’s degree in computer engineering from Syracuse University and a bachelor’s degree in electrical and computer engineering from Michigan State University. “I am honored to join Johnson & Johnson’s Board of Directors at this important time for both the Company and for the future of healthcare,” said Darius Adamczyk. “Johnson & Johnson is a values-driven organization that is helping people lead better lives and creating healthier communities. I look forward to working with my fellow directors in support of the management team as they continue to create long-term value for all of Johnson & Johnson’s stakeholders.” The full Board of Directors list is available on the Johnson & Johnson website at https://www.jnj.com/leadership/our-leadership-team#board-of-directors. About Johnson & Johnson At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That’s why for more than 130 years, we have aimed to keep people well at every age and every stage of life. Today, as the world’s largest and most

3 broadly-based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity. ###